                                                          Exhibit 10.8






                                 LOAN AGREEMENT
                                 --------------




                        GARDEN STATE NUTRITIONALS, INC.


                                      and


                                 CHEMICAL BANK





                               September 28, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                                                             PAGE
                                                                                                             ----
Section 1. DEFINITIONS                                                                                         1

         1.1     Defined Terms                                                                                 1

         1.2.    Other Definitional Provisions                                                                 7

Section 2. AMOUNT AND TERMS OF COMMITMENT                                                                      7

         2.1.    Term Loan                                                                                     7

         2.2.    Use of Proceeds                                                                               7

         2.3     Note                                                                                          7

         2.4.    Optional Prepayments                                                                          8

         2.5     Application of Prepayments                                                                    8

         2.6.    Interest Rates and Payment Dates                                                              8

         2.7.    Payments                                                                                      9

         2.8.    Increased Costs                                                                               9

         2.9.    Indemnity                                                                                    10

Section 3. REPRESENTATIONS AND WARRANTIES                                                                     10

         3.1.    Financial Condition                                                                          10

         3.2.    No Material Adverse Change                                                                   11

         3.3.    Existence; Compliance with Law                                                               11

         3.4.    Corporate Power; Authorization;
                 Enforceable Obligations                                                                      11

         3.5.    No Legal Bar                                                                                 12

         3.6.    No Material Litigation                                                                       12

         3.7.    No Default                                                                                    12

         3.8.    Ownership of Property; Liens                                                                  12

         3.9.    No Burdensome Restrictions                                                                    12

         3.10.   Taxes                                                                                         13

         3.11.   Federal Regulations                                                                           13

         3.12.   Investment Company Act; Public Utility
                 Holding Company Act; Other Regulations                                                        13

         3.13.   Subsidiaries                                                                                  13

         3.14.   Security Interests                                                                            13

         3.15.   Third Party Representations                                                                   14

Section 4. CONDITIONS PRECEDENT                                                                                14

         4.1.    Conditions to Closing                                                                         14

Section 5. AFFIRMATIVE COVENANTS                                                                               16

         5.1.    Financial Statements                                                                          16

         5.2.    Certificates; Other Information                                                               16

         5.3.    Payment of Obligations                                                                        17

         5.4.    Conduct of Business and Maintenance of
                 Existence                                                                                     17

         5.5.    Maintenance of Property; Insurance                                                            18

         5.6.    Inspection of Property; Books and
                 Records; Discussions                                                                          18

         5.7.    Notices                                                                                       18

Section 6. NEGATIVE COVENANTS                                                                                  19

         6.1.    Limitation on Indebtedness                                                                    19

         6.2.    Limitation on Liens                                                                           19

         6.3.    Limitation on Contingent Obligations                                                          20

         6.4.    Limitations on Fundamental Changes                                                            20

         6.5.    Limitation on Sale of Assets                                                                  21

         6.6.    Limitation on Investments, Loans and
                 Advances                                                                                      21

         6.7.    Limitation on Optional Payments and
                 Modifications of Debt Instruments                                                             21

         6.8.    Transactions with Affiliates                                                                  21

         6.9.    Sale and Leaseback                                                                            22

         6.10.   Limitation on Negative Pledge Clauses                                                         22

         6.11.   Corporate Documents                                                                           22

         6.12.   Fiscal Year                                                                                   22

         6.13.   Limitation on Conduct of Business                                                             22

Section 7. FINANCIAL COVENANTS                                                                                 22

         7.1.    Ratio of Total Unsubordinated Liabilities to Tangible Net Worth                               23

         7.2.    Working Capital                                                                               23

         7.3.    Earnings Before Taxes                                                                         23

         7.4.    Collateral Floor                                                                              23

         7.5.    Capital Expenditures                                                                          23

         7.6.    Debt Service Coverage Ratio                                                                   23

Section 8. EVENTS OF DEFAULT                                                                                   23

Section 9. PURCHASING LENDERS; PARTICIPATIONS                                                                  25

         9.1.    Purchasing Lenders and Participations                                                         25

         9.2.    Disclosure of Information                                                                     26

Section 10. MISCELLANEOUS                                                                                      26

         10.1.   Amendments and Waivers                                                                        26

         10.2.   Notices                                                                                       26

         10.3.   No Waiver; Cumulative Remedies                                                                27

         10.4    Survival of Representations and
                 Warranties                                                                                    27

         10.5.   Payment of Expenses and Taxes                                                                 27

         10.6.   Successors and Assigns                                                                        28

         10.7.   Adjustments; Set-off                                                                          29

         10.8.   Counterparts                                                                                  29

         10.9.   Severability

         10.10.  Integration                                                                                   29

         10.11.  Governing Law                                                                                 29

         10.12.  Submission To Jurisdiction; Waivers                                                           29

         10.13.  Acknowledgments                                                                               30

         10.14.  Waivers of Jury Trial                                                                         30

SCHEDULES AND EXHIBITS

Schedule 3.14-1 Filings and Recordings

Schedule 3.14-2 Existing Permitted Liens

Schedule 6.1  Indebtedness

Schedule 6.3 Contingent Obligations

Exhibit A        Form of Note

Exhibit B        Form of Guaranty Agreement

Exhibit C        Form of Security Agreement

                                 LOAN AGREEMENT
                                 --------------

         LOAN AGREEMENT, dated as of September 28, 1995; by and between GARDEN STATE NUTRITIONALS, INC., a New Jersey corporation (the "Borrower"), and CHEMICAL BANK, a New York banking organization, (the "Lender").

         Section 1. DEFINITIONS

         1.1.    Defined Terms.

         As used in this Agreement. the following terms shall have the following meanings:

         "ACCOUNTS": shall have the meaning provided under the UCC.

         "ACCOUNTS RECEIVABLE": for purposes of determining the Collateral Floor, an amount equal to eighty (80%) percent of the Borrower's Accounts which are payable to Borrower within ninety (90) days of the invoice date. not including those Accounts payable to Borrower by Guarantor.

         "AFFILIATE": as to the Borrower. any other entity (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by. or is under common control with, the Borrower. For purposes of this definition, "control" of an entity means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such entity or (b) direct or cause the direction of the management and policies of such entity whether by contract or otherwise.

         "AGREEMENT": this Loan Agreement. as amended, supplemented or otherwise modified from time to time.

         "BOARD": the Board of Governors of the Federal Reserve System of the United States.

         "BUSINESS DAY": a day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to be closed.

         "CAPITAL EXPENDITURE": any expenditure by the Borrower for (i) rent or other amounts payable under a Capital Lease Obligation, (ii) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classifiable in relevant financial statements of the Borrower as property, equipment, improvements or fixed assets, or (iii) any similar type of asset capitalized in accordance with GAAP; all without duplication.

         "CAPITAL LEASE OBLIGATIONS": of the Borrower as of the date of determination, the obligations of the Borrower to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the Borrower under GAAP.

         "CAPITAL STOCK" any and all shares, interests, participations or other equivalents (however designated) of Capital Stock of a corporation. any and all equivalent ownership interests in an entity (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

         CLOSING DATE": September 28, 1995.

         "CODE": the Internal Revenue Code of 1986, as amended from time to time.

         "COLLATERAL": any and all present and future real and personal, tangible and intangible property and rights in which the Lender is granted a Lien by the Borrower.

         "COLLATERAL FLOOR": the aggregate value of (I) Accounts Receivable,
(ii) forty (40%) percent of Inventory, (iii) fifty (50%) percent of Equipment and (iv) up to $750,000 in cash/negotiable securities.

         "COMMITMENT": the obligation of the Lender to make a Loan to the Borrower hereunder in an aggregate principal amount of $7,000,000.

         "CONTINGENT OBLIGATION": as to the Borrower, any guarantee of payment or performance by the Borrower of any Indebtedness or other obligation of any other entity or individual, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other entity or individual (including, without limitation, reimbursement agreements with respect to letters of credit or acceptances, other than letters of credit issued by or acceptances created by. the Lender for the account of the Borrower or any Affiliate of the Borrower, grants of security interests to support the obligations of another entity or individual and keepwell agreements which have the effect of assuring or holding harmless any third entity or individual against loss with respect to one or more obligations owed to such third entity or individual); provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit. or collection in the ordinary course of business or any obligation the Borrower shall undertake upon entering into a lease for real property. The amount of any Contingent Obligation of the Borrower shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made, and (b) the maximum amount for which the Borrower may be liable pursuant to the terms of the instrument embodying such Contingent Obligation. unless such primary obligation and the maximum amount for which the Borrower may be liable are not stated or determinable, in.which case the amount of such Contingent Obligation shall be the Borrower S maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "CONTRACTUAL OBLIGATION": as to the Borrower, any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound.

         "CURRENT ASSETS": as determined in accordance with GAAP.

         "CURRENT LIABILITIES": as determined in accordance with GAAP.

                 "DEBT SERVICE COVERAGE RATIO": (i) the sum of (x) net profits before taxes, interest Expense. non-cash Interest Expense, depreciation, and amortization minus (y) Capital Expenditures. Dividends and distributions, divided by (ii) Principal Payment and interest Expense on the Loan at the time at which the Debt Service Coverage Ratio is being determined.

                 "DEFAULT" any of the events specified in Section 7, whether or not any requirement for the giving of, notice, the lapse of time. or both. or any other condition. has been satisfied.

                 "DISTRIBUTION":  as defined in subsection 2.2.

                 "DIVIDENDS": all distributions of any kind or in respect of any class of Capital Stock, except for distributions made solely in shares of Capital Stock of the same class or nature, and all payments made in respect of the redemption, repurchase or acquisition of any such Capital Stock, unless such Capital Stock is redeemed, repurchased or acquired through the exchange thereof with Capital Stock of the same class or nature.

                 "DOLLARS" AND THE SIGN "$": refer to currency of the United States of America.

                 "DWIGHT PLACE LOCATION": real property commonly known as 21-25 Dwight Place, Fairfield, New Jersey.

                 "EARNINGS BEFORE TAXES": for any period (on a trailing twelve month basis in the case of fiscal year end) the Borrower's Net Income increased by the Income Tax Expense for such period. determined in accordance with GAAP.

                 "EQUIPMENT": shall have the meaning provided under the UCC.

                 "ERISA": the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and any regulations promulgated thereunder, all as amended from time to time.

                 "EVENT OF DEFAULT":  as defined in Section 7.
":  as defined in Section 7.

                 "FIXED RATE BREAKAGE FEE": the sum calculated to compensate the Bank for loss in the case of prepayment of the Loan. The amount of the Fixed Rate Breakage Fee shall be a sum equal to the present value at the time of such prepayment of the product of: (i) (A) the difference between the interest rate on tile Loan and the current yield on a U.S. Treasury obligation with a maturity approximately equal to the Maturity Date of the Loan, MULTIPLIED BY (B) the principal amount prepaid on the Loan; MULTIPLIED BY (ii) a fraction, the numerator of which is the number of days from the date of such prepayment to the Maturity Date and the denominator of which is 360.

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                 "GOVERNMENTAL AUTHORITY": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GUARANTY": the Guaranty Agreement in the form of Exhibit B attached hereto.

         "GUARANTOR": Windmill Marketing Services, Inc., a New Jersey corporation.

         "INCOME TAX EXPENSE": for any period, the federal, state, local and foreign income tax expense of the Borrower for such period determined in accordance with GAAP.

         "INDEBTEDNESS": of the Borrower at any date:

         (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services,

         (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument.

         (c) all Capital Lease Obligations of the Borrower,

         (d) all obligations of the Borrower in respect of outstanding letters of credit, acceptances and similar obligations created for the account of the Borrower,

         (e) all liabilities secured by any Lien on any property owned by the Borrower even though the Borrower has not assumed or otherwise become liable for the payment thereof,

         (f) net liabilities of the Borrower under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Lender and in accordance with accepted practice),

         (g) withdrawal liabilities of the Borrower or any Affiliate or Subsidiary under a Plan, and

         (h) any Indebtedness of any partnership in which the Borrower is a general partner.

         "INDEMNIFIED LIABILITIES": as defined in subsection 9.5.

         "INTANGIBLE ASSETS": of the Borrower, those assets of the Borrower which are: (i) deferred assets, other than all prepaid items, (ii) goodwill and other assets which would be classified as intangible assets on a balance sheet of the Borrower prepared in accordance with GAAP, (iii) unamortized debt discount and expense, (iv) assets permanently located outside of the United States, and (v) costs in excess of fair value of net assets acquired.

         "INTEREST EXPENSE": for the Borrower for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any such Indebtedness, the interest portion of any deferred payment obligation and the non-principal component of rentals in respect of Capital Lease Obligations), paid or accrued or scheduled to be paid or accrued by the Borrower during such period, all as determined in accordance with GAAP.

         "INTEREST PAYMENT DATE": the last day of each ninety (90) day period while the Loan is outstanding.

         "INVENTORY": shall have the meaning provided under the UCC.

         "LEHIGH DRIVE LOCATION": premises commonly known as 100 Lehigh Drive, Fairfield. New Jersey.

         "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement. encumbrance. lien (statutory or other), other charge or security interest: or any preference. priority or other agreement or preferential arrangement of any kind or nature whatsoever (including. without limitation, any conditional sale or other title retention agreement and any Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

         "LOAN": the loan made by the Lender pursuant to this Agreement.

         "LOAN DOCUMENTS": this Agreement. the Note. the Guaranty, the Security Agreement and any and all other instruments. agreements, documents and certificates executed or delivered in connection with any thereof. as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

         "MATERIAL ADVERSE CHANGE": a change in circumstances which will have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower taken as a whole, or (b) the validity or enforceability of (i) this Agreement, the Note or the other Loan Documents or (ii) the rights or remedies of the Lender hereunder or thereunder.

         "MATURITY DATE": September 27, 2002.

         "NET INCOME": of the Borrower, the net income of the Borrower determined in accordance with GAAP, excluding all extraordinary items.

         "NOTE": the promissory note of the Borrower, in substantially the form of Exhibit A annexed hereto, as the same may be amended, restated or supplemented from time to time after the date hereof.

         "PERMITTED INVESTMENTS": any debt or equity security issued by an issuer whose debt securities are of investment grade quality, as that term is defined by Fitch Investors, L.P.. Moody's Investors Service, Inc. or Standard and Poor's Corporation.

         "PLAN": an employee pension benefit plan (as defined by Section 3 (2) of ERISA) maintained by the Borrower or the Guarantor for its employees.

         "PRIME RATE": the rate of interest publicly announced from time to time by the Lender in New York, New York as its prime rate.

         "PRINCIPAL PAYMENT": the amount that is reported on Borrower's financial statements as the current portion of the principal due under the Note.

         "REQUIREMENT OF LAW": as to the Borrower, the certificate of incorporation and by-laws or other organizational or governing documents of the Borrower, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or any of its property or to which the Borrower or any of its property is subject.

         "RESPONSIBLE OFFICER": the chief executive officer of the Borrower, the president of the Borrower (if not the chief executive officer) and the chief operating officer of the Borrower and. with respect to financial matters, the chief financial officer of the Borrower.

         "SECURITY AGREEMENT": the Security Agreement in the form of Exhibit C attached hereto as the same may be amended, supplemented or otherwise modified from time to time.

         "SHAREHOLDERS EQUITY": the sum of a corporation's stated capital, paid-in surplus and unrestricted retained earnings, all as determined in accordance with GAAP.

         "SUBORDINATED DEBT": any unsecured Indebtedness of the Borrower (i) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Maturity Date and the payment of the principal of and interest on which and other obligations of the Borrower in respect thereof are subordinated to the prior payment in full of the principal of and interest (including post-petition interest) on the Note and all other obligations and liabilities of the Borrower to the Lender hereunder on terms and conditions approved in writing by the Lender including, without limitation, provisions prohibiting any payment of principal, interest or any other sum on such Indebtedness after a Default or an Event of Default has occurred hereunder, and (ii) otherwise containing terms, covenants and conditions satisfactory in form and substance to the Lender, as evidenced by its prior written approval thereof.

         "SUBSIDIARY": as to the Borrower, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corp oration, partnership or other entity are at the time owned, or the management of which is otherwise controlled. directly or indirectly through one or more intermediaries, or both, by the Borrower. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to any existing or future Subsidiary or Subsidiaries of the Borrower.

         "TANGIBLE NET WORTH": Shareholders Equity less intangible Assets, all as determined in accordance with GAAP.

         "TAXES": as defined in subsection 2.9.

         "TOTAL UNSUBORDINATED LIABILITIES": the aggregate, as of the time at which it is being determined, of all Indebtedness of the Borrower, excluding Subordinated Debt.

         "UCC": shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York or in such other jurisdiction as may be required by applicable law.

         WORKING CAPITAL": as of any date. the amount by which Current Assets exceed Current Liabilities.

         1.2.    OTHER DEFINITIONAL PROVISIONS.
                 ------------------------------

         (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein and in the Note. and any certificate or other document made or delivered pursuant hereto. accounting terms relating to the Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section. Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


         Section 2. AMOUNT AND TERMS OF COMMITMENT

         2.1.    TERM LOAN.
                 ---------

         Subject to the terms and conditions hereof, and provided that no Default or Event of Default has occurred and is continuing, the Lender agrees to lend to the Borrower, in a single advance in immediately available fluids on the Closing Date, the amount of Seven Million Dollars ($7,000,000).

         2.2.    USE OF PROCEEDS.
                 ---------------

         The Borrower shall use the proceeds of the Loan to fluid a portion of a distribution (the "Distribution") by the Borrower to its shareholders.

         2.3.    NOTE.
                 ----

         The Loan shall be evidenced by the Note. Lender is hereby authorized to record the date and amount of each payment or prepayment of principal of the Loan, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Note shall (a) be dated as of even date herewith, (b) be stated to be payable in twenty-eight (28) equal, consecutive, quarterly installments, commencing January 1, 1996, and maturing on the Maturity Date and (c) provide for the payment of interest in accordance with subsection 2.6.

         2.4.    OPTIONAL PREPAYMENTS.
                 --------------------

         (a) From time to time the Borrower may prepay the Loan, in whole or in part. together with the Fixed Rate Breakage Fee, upon at least five (5) and not more than fifteen (15) Business Days' irrevocable notice to the Lender, specifying the date and amount of prepayment; provided, however, each prepayment of less than the full outstanding principal balance of the Note shall be in an aggregate principal amount of $100,000 or a whole multiple thereof unless the aggregate principal amount outstanding on the Loan is less than $100,000, in which event, such prepayment may be less than $100,000. Prepayment shall be subject to the provisions of subsection 2.10.

         (b) If any notice of prepayment is given. the amount specified in such notice shall be due and payable on the date specified therein, together with the Fixed Rate Breakage Fee. The Fixed Rate Breakage Fee shall be payable by the Borrower upon an optional or mandatory prepayment, whether upon acceleration after the occurrence of an Event of Default or otherwise.

         (c) Partial prepayments of the Loan shall be applied to the installments of principal due under the Loan in the inverse order of scheduled maturity.

         2.5.    APPLICATION OF PREPAYMENTS.
                 ---------------------------

         Each prepayment pursuant to Section 2.4 shall be applied first, to the payment of any delinquent interest payments on the Note, in the order of delinquency, and thereafter to the principal amount of the Note, until it is paid in full.

         2.6.    INTEREST RATES AND PAYMENT DATES.
                 ---------------------------------

         (a) The unpaid principal balance from day to day outstanding of the Loan shall bear interest at the rate of seven and 74/100 percent (7.74%) per annum. Interest on the Loan shall accrue from the Closing Date and be payable, on the Interest Payment Date, for interest accrued through the last day of the immediately preceding quarterly period beginning ninety (90) days from the Closing Date until the Maturity Date.

         (b) If all or a portion of the principal amount of the Loan, any interest payable thereon or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is two percent (2%) in excess of the interest rate otherwise applicable to the Loan from the date of such nonpayment until such amount is paid in full (after as well as before judgment). Overdue interest shall be compounded and bear interest on each date for payment of interest on the Loan.

         2.7.        PAYMENTS.
                     --------

         (a) All payments (including prepayments) made by the Borrower hereunder and under the Note, whether on account of principal, interest. fees or otherwise. shall be made without set off or counterclaim and shall be made prior to 2:00 p.m., New York City time. on the due date thereof to the Lender, at the Lender's office specified in subsection 10.2. in Dollars and in immediately available funds.

         (b) If any principal payment becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day, and interest thereon shall be payable at the then applicable rate during such extension.

         (c) Each payment and prepayment of principal and interest on the Note shall be made in Federal or other immediately available funds without set-off or counterclaim to the Lender. The Borrower hereby authorizes the Bank to charge its account #2610565935 for all principal and interest payments due hereunder and Lender agrees to send notice of each such charge to the Borrower promptly thereafter.

         2.8.    INCREASED COSTS.
                 ----------------

         (a) If the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (1) shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, the Loan or the Note, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of Lender);

                 (2)     shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender deems to be material, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay Lender, upon its demand, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.8, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.8 submitted by Lender to the Borrower shall be conclusive in the absence of clearly demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Note and all other amounts payable hereunder.

                 (b) In the event that Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation con trolling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such change or compliance (taking into consideration Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, after submission by Lender to the Borrower of a written request therefor, the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

2.9.     INDEMNITY.
         ----------

                 (a) The Borrower agrees to indemnify Lender and to hold Lender harmless from and against, and reimburse Lender for (including, without limitation, payment of the Fixed Rate Breakage Fee), any loss or expense which Lender may sustain or incur as a consequence of:

                         (1)      default by the Borrower in payment when due of
the principal amount of or interest on the Loan, or

                         (2)      default by the Borrower in making any
prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement.


        Section 3. REPRESENTATIONS AND WARRANTIES

        To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender that:

         3.1.    FINANCIAL CONDITION.

                 (a) The balance sheets of the Borrower as at December 31, 1994 and the related statements of income and of cash flows for the fiscal periods ended on each such date, reported on by Horowitz, Waldman, Berretta & Maldow, copies of which have heretofore been furnished to Lender. are prepared in accordance with GAAP and present fairly the financial condition of the Borrower as at such date, and the results of its operation for the fiscal period then ended.

                 (b) The unaudited balance sheet of the Borrower as at June 30, 1995, and the related unaudited statement of income for the six-month period ended on such date, copies of which have heretofore been furnished to Lender, are prepared in accordance with GAAP and present fairly the financial condition of the Borrower as at such date, and the results of its operation for the six-month period then ended (subject to normal year-end audit adjustments).

                 (c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer. as the case may be, and as disclosed therein) subject to the absence of footnotes, interim statements and normal year end adjustments.

                (d) The Borrower did not have, at the date of the most recent balance sheet referred to above, any material Contingent Obligation, contingent liability or liability for taxes. or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

                (e) During the period from June 30, 1995, to and including the date hereof there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and, no purchase or acquisition of any business or property (including any Capital Stock of any other entity) material in relation to the financial condition of the Borrower at June 30, 1995.

         3.2.    NO MATERIAL ADVERSE CHANGE.
                 --------------------------
         Since June 30.1995, there has been no development or event nor to the best of the Borrower's knowledge, any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Change.

         3.3.    EXISTENCE; COMPLIANCE WITH LAW.
                 -------------------------------
         The Borrower (a) is duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Change, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

         3.4.     CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

                (a) Each of the Borrower and the Guarantor has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement, the Note, the Guaranty and each other Loan Document to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Note and each other Loan Document to which it is a party and to authorize the execution, delivery and performance of this Agreement, the Note and each other Loan Document to which it is a party.

                (b) No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other entity or individual is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the Note or any other Loan Document.

                (c) This Agreement has been, and the Note, Guaranty and other Loan Documents to which it is a party will be. duly executed and delivered on behalf of the Borrower and the Guarantor.

                (d) This Agreement constitutes, and the Note, Guaranty and other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower and the Guarantor, enforceable against the Borrower and the Guarantor in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         3.5.             NO LEGAL BAR.
                          ------------

         The execution. delivery and performance of this Agreement and the Note, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent that any such violation could not, in the aggregate. reasonably be expected to have a Material Adverse Change.

         3.6.    NO MATERIAL LITIGATION.
                 ----------------------

         No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to this Agreement or the Note or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Change.

         3.7.    NO DEFAULT.
                 ----------

         The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

         3.8.    OWNERSHIP OF PROPERTY; LIENS.
                 ----------------------------
         The Borrower owns the Dwight Place Location. The Borrower has good and indefeasible title in all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 6.2.

         3.9.    NO BURDENSOME RESTRICTIONS.
                 --------------------------

                 No Requirement of Law or Contractual Obligation of the Borrower has a Material Adverse Change.

        3.10.    TAXES.
                 -----

                 (a) The Borrower has filed or caused to be filed all tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental
Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower, as the case may be); no tax Lien has been filed, and. to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                 (b) The Borrower is an S Corporation for federal tax purposes. Substantially simultaneously herewith, the Borrower is making a Distribution in the current year. The use of the Loan proceeds by the Borrower to fund a portion of the Distribution is not a taxable event under the Code.

        3.11.    FEDERAL REGULATIONS.
                 -------------------

           No part of the proceeds of the Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of any Regulations of the Board. If requested by the Lender at any time, the Borrower will furnish to the Lender a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

        3.12.    INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT;
                 -----------------------------------------------------------
                 OTHER REGULATIONS.
                 -----------------
           The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

         3.13.   SUBSIDIARIES.
                 ------------

           The Borrower has no Subsidiaries.

         3.14.   SECURITY INTERESTS.
                 ------------------

           At all times after execution and delivery of the Security Agreement by the Borrower and completion of the filings and recordings listed on Schedule 3.14-1, the security interests created for the benefit of the Lender pursuant to such Security Agreement will constitute valid, perfected security interests in the collateral subject thereto. subject to no other Liens whatsoever except as provided in Schedule 3.14-2 and permitted by Section 6.2 attached hereto.

         3.15.   THIRD PARTY REPRESENTATIONS.
                 ---------------------------

         Each of the representations and warranties made by the Guarantor in the Guaranty and by the Borrower in its Security Agreement is true and correct in all material respects.


         SECTION 4. CONDITIONS PRECEDENT

         4.1.     CONDITIONS TO CLOSING.
                  ---------------------

         The agreement of Lender to make the Loan is subject to the satisfaction of the following conditions precedent:

                 (a) THE LOAN AGREEMENT AND NOTE. The Lender shall have received this Agreement and the Note, executed and delivered by a duly authorized officer of the Borrower.

                 (b) THE GUARANTY. The Lender shall have received the Guaranty, conforming to the requirements hereof and executed by a duly authorized officer of the Guarantor.

                 (c)     SECURITY AGREEMENT.
                         ------------------

                         (1)      The Lender shall have received a Security
Agreement conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

                         (2)      Any documents (including, without limitation.
financing statements) required to be filed, registered or recorded in order to create, for the benefit of the Lender, a perfected, first priority Lien, subject only to liens described on Schedule 3.14-2 and permitted by Section 6.2, shall have been properly prepared for filing, registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first priority security interests created by the Security Agreement, and the Lender shall be satisfied that all such recordings and filings will be completed promptly following making of the initial Loan hereunder and that all necessary filing, recording and other fees and all taxes and expenses related to such filings, registrations and recordings will be paid in fill by the Borrower.

                 (d)      CORPORATE PROCEEDINGS.
                          ---------------------


                 (1) The Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the Closing Date and certifying (A) that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing
(i) the execution, delivery and performance of this Agreement, the Note and the other Loan Documents to which it is a parry, and (ii) the borrowing and granting of Liens contemplated hereunder, and (B) that such resolutions have not been amended, modified, revoked or rescinded, and (C) as to the incumbency and specimen signature of each officer executing any Loan

Documents on behalf of the Borrower; and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Lender.

                 (2) The Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Guarantor dated as of the Closing Date and certifying (A) that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of such Guarantor authorizing the execution, delivery and performance of the Guaranty and that such resolutions have not been amended. modified. revoked or rescinded and (B) as to the incumbency and specimen signature of each officer executing the Guaranty on behalf of such Guarantor: and such certificate and the resolutions attached thereto shall be in form and substance satisfactory to the Lender.

         (e)     CORPORATE DOCUMENTS.
                 -------------------


                 (1) The Lender shall have received true and complete copies of the certificate of incorporation and by-laws of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

                 (2) The Lender shall have received true and complete copies of the certificate of incorporation and by-laws of the Guarantor, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Guarantor.

         (f) FACILITY FEE. The Lender shall have received payment of the sum of $50,000 representing the non-refundable facility fee payable by the Borrower in connection with the Commitment. The Lender acknowledges receipt of $10,000 as of the date hereof in partial payment of such facility fee. which amount shall be credited against the facility fee.

         (g) UCC FILING SEARCHES. The Lender shall have received the results of Uniform Commercial Code filings made with respect to the Borrower in the states in which its chief executive offices are located and all other states in which filings &e required to be made pursuant to subsection 4.1 (c)(2), together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens, except for liens permitted under subsection
6.2 or, if unpermitted Liens are disclosed, the Lender shall have received satisfactory evidence of release of such Liens.

         (h) LEGAL OPINIONS. The Lender shall have received the signed legal opinion of counsel to the Borrower and the Guarantor, dated the Closing Date, and covering such matters incident to the transactions contemplated by this Agreement as the Lender reasonably may require.

         (i) COLLATERAL FLOOR. The Borrower shall have established and maintains a Collateral Floor of no less than $7,000,000.

         (j) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower and the Guarantor in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                (k) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

                (l) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents. instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

         SECTION 5. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Loan remains outstanding and unpaid or any other amount is owing to the Lender hereunder, the Borrower shall:

         5.1.     FINANCIAL STATEMENTS.
                  --------------------

         Furnish to Lender:

                (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, the audited balance sheet of the Borrower as at the end of such year and the related statements of income and retained earnings and of cash flow for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants reasonably acceptable to the Lender; and

         (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the financial statements of the Borrower (subject to normal year-end audit adjustments and the absence of footnotes):

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed therein).

         5.2.    CERTIFICATES; OTHER INFORMATION.
                 -------------------------------

         Furnish to Lender:

                (a) it is understood that the financial statements will be prepared in accordance with GAAP and, as such, the existence of any Default or Event of Default would be noted therein.

                 (b) concurrently with the delivery of the financial statements referred to in subsection 5.1(a) and (b) a schedule prepared by independent certified public accountants showing, in reasonable detail, the calculation of all financial covenants set forth in Section 7 hereof;

                 (c) concurrently with the delivery of the financial statements referred to: (I) in subsections 5.1(a) and 5.1(b), a certificate of the President or Vice President of Finance stating that, to the best of his or her knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that he or she has obtained no knowledge of any Default or Event of Default, except as specified in such certificate; and (ii) in subsection 5.1(b), a schedule showing, in reasonable detail, the calculation of all financial covenants set forth in Section 7 hereof;

                 (d) as soon as available, but in any event, within 45 days after the delivery of the financial statements referred to in Section 5.1(a), a copy of the projections by the Borrower of the operating budget of the Borrower for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on a reasonable basis and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

                 (e) promptly after the same are received by the Borrower, management letters, if ever prepared, provided to the Borrower by its independent certified public accountants: and

                 (f) promptly, such additional financial and other information as Lender from time to time reasonably may request.

         5.3.    PAYMENT OF OBLIGATIONS.

         Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

         5.4.     CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE.

                 (a) Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsections 6.4 and 6.5; comply with all Contractual Obligations and Requirements of Law (excluding, for purposes of this subsection, Requirements of Law specifically addressed in other subsections of this Section 5) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

                 (b) Borrower will use its best efforts to cause the Guarantor to take all reasonable and necessary actions to reinstate its charter with the New Jersey Secretary of State.

         5.5.     MAINTENANCE OF PROPERTY; INSURANCE.
                  ----------------------------------

         Procure and maintain insurance on the tangible Collateral against the risks of fire, theft and such other risks as Lender may require, by insurers satisfactory to Lender, and deliver to Lender a fully paid policy or policies of insurance with a lender's loss payee endorsement providing that the coverage of said policy shalt not be terminated without thirty (30) days written notice to Lender and which are otherwise satisfactory in form and substance to Lender; provided that, so long as no Event of Default has occurred and is continuing, insurance proceeds in an aggregate amount up to $25,000 in any fiscal year shall be paid over by the Lender to the Borrower and provided further that, in connection with any other insurance proceeds received by the Lender as proceeds of the Collateral, in determining whether to apply such proceeds to repayment of the Loan or to make such proceeds available to the Borrower, the Lender shall consider in good faith the Borrower's proposals for the use of such proceeds to replace the Collateral.

         5.6.     INSPECTION OF PROPERTY; ROOKS AND RECORDS; DISCUSSIONS.
                  ------------------------------------------------------

         Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired including, without limitation, to conduct a field audit of the Borrower's and the Guarantor's assets, at the Borrower's and Guarantor's expense, on a semi-annual basis; and to discuss, upon telephone notice to the Borrower, the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and, upon telephone notice to the Borrower, with its independent certified public accountants. Subject to subsection 9.2 hereof, the Lender agrees, when inspecting any books or records in any form of the Borrower, to utilize procedures that shall assure maximum confidentiality with respect to the books and records of the Borrower.

         5.7.    NOTICES.
                 --------

         Promptly give notice to the Lender of:

         (a)     the occurrence of any Default or Event of Default;

         (b) any (i) default or event of default under any Contractual Obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Change;

         (c) any litigation or proceeding affecting the Borrower in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

         (d)     the occurrence of any event having a Material Adverse Change.

         Each notice pursuant to this subsection shall be accompanied by a statement of a ponsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.


         SECTION 6. NEGATIVE COVENANTS
                    ------------------

         The Borrower hereby agrees that, so long as the Loan remains outstanding and unpaid or any other amount is owing to the Lender hereunder, the Borrower shall not directly or indirectly :

         6.1.     LIMITATION ON INDEBTEDNESS.
                  ---------------------------

         Create, incur, assume or suffer to exist any Indebtedness, except:

                (a) indebtedness in respect of the Loan and other obligations of the Borrower under this Agreement;

                (b) Indebtedness incurred by the Borrower or one of its Affiliates in respect of a proposed commercial mortgage in an amount of up to $6,000,000 and term loan in an amount of up to $1,000,000 entered into with Lender or another financial lending institution;

                (c) Indebtedness of the Borrower incurred in connection with Capital Expenditures permitted under subsection 7.5;

                (d) Indebtedness listed on Schedule 6.1 and renewals, extensions and modifications thereof which do not increase the principal amount thereof;

                (e)     Subordinated Debt; and

                (f)     Indebtedness supported by Permitted Investments.

         6.2.    LIMITATION ON LIENS.
                 -------------------

         Create, incur, assume or suffer to exist any Lien upon any of its property. assets or revenues, whether now owned or hereafter acquired, except for:

                (a)     Liens created pursuant to the Security Agreement;

                (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP;

                (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                (d) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

                (g) Liens listed on Schedule 3.14-2, securing Indebtedness permitted by subsection 6.1(d), provided that no such Lien is amended after the date of this Agreement to cover any additional property or to secure additional Indebtedness; and

                (h) Liens securing Indebtedness of the Borrower permitted by subsection 6.1(c) incurred in connection with Capital Expenditures, provided that such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, such Liens do not at any time encumber any property other than the property financed by such Indebtedness, the Liens are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased and the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property.

                (i) Liens created pursuant to the Indebtedness incurred under Subsection 6.1(b).

        6.3.     LIMITATION ON CONTINGENT OBLIGATIONS.
                 ------------------------------------

        Create, incur, assume or suffer to exist any Contingent Obligation except:

         (a)     guarantees created pursuant to this Agreement;

         (b) Contingent Obligations subject to the Indebtedness incurred under Subsection 6.1(b); and

         (c)     Contingent Obligations described on Schedule 6.3.

         6.4.    LIMITATIONS ON FUNDAMENTAL CHANGES.
                 ----------------------------------

         Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

        6.5.     LIMITATION ON SALE OF ASSETS.
                 ----------------------------

         Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

         (a) obsolete or worn Out property disposed of in the ordinary course of business:

         (b) the sale or other disposition of any property (other than inventory) in the ordinary course of business;

         (c)     the sale of inventory in the ordinary course of business: and

         (d) the sale or discount without recourse of accounts receivable only in connection with the compromise thereof or the assignment of past-due accounts receivable for collection.

        6.6.     LIMITATION ON INVESTMENTS, LOANS AND ADVANCES.
                 ---------------------------------------------

         Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other entity, except

         (a) extensions of trade credit to customers in the ordinary course of business;

         (b)     Permitted Investments;

         (c) loans made to employees of Borrower up to an aggregate amount of $50,000 each year; and

         (d) investments made in joint ventures or other business ventures up to an aggregate amount of $500,000 during the term of the Loan.

        6.7.     LIMITATION ON OPTIONAL PAYMENTS AND MODIFICATIONS OF DEBT
                 ---------------------------------------------------------
                       INSTRUMENTS.
                       -----------

         Make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Agreement), including, without limitation, any Subordinated Debt, or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

         6.8.    TRANSACTIONS WITH AFFILIATES.
                 ----------------------------

         Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower's business, (c) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with an entity which is not an Affiliate,
(d) related to the Borrower entering into a lease agreement for the use of premises owned by an Affiliate, or (e) a dividend to Borrower's shareholders, which shall be permitted by Lender provided that, at the time of any such dividend, no Event of Default has occurred and is continuing or would result therefrom.

        6.9.     SALE AND LEASEBACK.

         Enter into any arrangement with any entity or individual providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person.

        6.10.    LIMITATION ON NEGATIVE PLEDGE CLAUSES.
                 -------------------------------------

         Enter into any agreement with any entity or individual other than the Lender pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the Borrower may enter into such an agreement in connection with any Lien permitted by this Agreement, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

        6.11.   CORPORATE DOCUMENTS.
                 -------------------

         Amend its Certificate of Incorporation (except to increase the number of authorized shares of capital stock) in any way which will have a Materially Adverse Change.

        6.12.    FISCAL YEAR.
                 -----------

         Permit the fiscal year of the Borrower to end on a day other than December 3 1 provided, however, that the Borrower may change its fiscal year one time during the term of the Loan.

        6.13.   LIMITATION ON CONDUCT OF BUSINESS.
                ---------------------------------

         Enter into any business either directly or indirectly except for businesses in which the Borrower is engaged on the date of this Agreement and businesses directly related to such existing businesses.

        SECTION 7.       FINANCIAL COVENANTS

         The Borrower hereby agrees that, so long as the Loan remains outstanding and unpaid the Borrower shall:

        7.1      RATIO OF TOTAL UNSUBORDINATED LIABILITIES TO TANGIBLE NET
                 ---------------------------------------------------------
                 WORTH.
                 -----

        Maintain the ratio of Total Unsubordinated Liabilities to Tangible Net Worth to be equal to or less than:

                 (a)      2.75:1.00 from the Closing Date until December 31,
                          1995;

                 (b)      2.0:1.00 between December 31, 1995 and December 31,
                          1996; and

                 (c)      1.75:1.00 from December 31, 1996 to the Maturity
                          Date.

        7.2      WORKING CAPITAL.
                 ---------------

        Permit Working Capital to be no less than $5,000,000 at any time.

        7.3      EARNINGS BEFORE TAXES.
                 ---------------------
        Permit Earnings Before Taxes to be no less than $ 2,500,000 in any fiscal year.

        7.4      COLLATERAL FLOOR.
                 ----------------

        Permit the Collateral Floor to be no less than $7,000,000 at any time.

        7.5      CAPITAL EXPENDITURES.
                 --------------------

        Not permit Capital Expenditures to exceed $300,000 in any fiscal year; notwithstanding this limitation on Capital Expenditures, the Borrower may make Capital Expenditures during the term of the Loan in an aggregate amount up to $1,200,000 on the Lehigh Drive Location.

        7.6      Debt Service Coverage Ratio.
                 ---------------------------

         Not permit the Debt Service Coverage Ratio to be less than 1:50 :
1:00 at any time.

        SECTION 8. EVENTS OF DEFAULT

        If any of the following events (each, an "Event of Default") shall occur and be continuing:

                 8.1 The Borrower shall fail to pay any principal of the Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Loan, or any other amount payable hereunder, when due; or

                 8.2 Any representation or warranty made or deemed made by the Borrower or the Guarantor herein or in any other Loan
Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

        8.3 The Borrower shall default in the observance or performance of any agreement contained in Section 6 or 7; or

        8.4 The Borrower or other entity or individual shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in subsections 8.1 through 8.3) or any other Loan Document, and such default shall continue unremedied for a period of the lesser of 30 days from the Borrower's knowledge or Lender's giving the Borrower written notice of such default; or

        8.5      The Borrower shall:

                 (a) default in any payment of principal of or interest of any Indebtedness (other than the Note) or in the payment of any Contingent Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or

                 (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause. or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

        8.6 (a) The Borrower shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or

                 (b) There shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in paragraph (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 50 days; or

                 (c) There shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 50 days from the entry thereof; or

                 (d) The Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above; or

                 (e) The Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        8.7 One or more judgments or decrees shall be entered against the Borrower or the Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 50 days the entry thereof; or

        8.8      (a)      Edward Frankel, Keith Frankel and Frank Frankel do
not own, in the aggregate, all of the issued and outstanding shares of Capital Stock of the Borrower with Edward Frankel owning at least 51% of the Capital Stock of the Borrower; or

                 (b) Edward Frankel and Keith Frankel are not members of the board of directors of the Borrower; or

                 (c) Edward Frankel is not involved in the day-to-day management of the business of the Borrower; or

        8.9 An event shall occur which, in the sole discretion of the Lender, has a Material Adverse Change;

then, and in any such event (A) if such event is an Event of Default specified in clauses (a), (b), (d), or (e) of subsection 8.6 above with respect to the Borrower, automatically the Loan (with accrued interest thereon) shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

        SECTION 9. PURCHASING LENDERS; PARTICIPATIONS

        9.1.              PURCHASING LENDERS AND PARTICIPATIONS.

        The Borrower acknowledges that the Lender may, after the date hereof, sell, assign, securities or participate interests in the Loan to such banks, insurance companies, pension funds, trusts or other institutional lenders or entities, parties or investors as may be selected by the Lender in its sole and absolute discretion and on terms and conditions satisfactory to the Lender in its sole and absolute discretion. The Lender shall at all times during the term of the Loan act as agent, lead lender and servicer for any purchasing lenders and particiapnts in the Loan. Subject to the applicable terms and provisions of relevant sale and assignment and/or participation agreements, the Lender shall retain all rights with respect to the enforcement, collection and administration of the Loan and securitiy therefor. The Borrower agrees to cooperate in all respects with the Lender in connection with the sale or participation of interests in the Loan and shall execute and deliver such estoppels, certificates and instruments and documents as may be requested by the Lender. The Borrower shall not incur or be responsible for any additional costs, fees or expenses of any nature whatsoever as a result of Lender's sale or participation of interests in the Loan.

         9.2.    DISCLOSURE OF INFORMATION.
                 -------------------------

         The Borrower authorizes Lender to disclose to any participant or purchasing lender and any prospective participant or purchasing lender, or any regulatory body or agency having jurisdiction over Lender, any and all information relating to the Borrower and Guarantor which has been furnished to Lender by or on behalf of the Borrower provided Lender agrees to utilize procedures that shall assure maximum confidentiality with respect to such information.

         SECTION 10. MISCELLANEOUS

         10.1.   AMENDMENTS AND WAIVERS.
                 ----------------------
             (a) Neither this Agreement, the Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in a writing executed by the Borrower and the Lender (and any entity or individual to which Lender may have sold a co-lender (as opposed to a participation) interest in the Loan).

             (b) Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower, the Lender and all future holders of the Note. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the outstanding Note and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         10.2.   NOTICES.
                 -------

         All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing), and. unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if hand-delivered or sent by recognized overnight courier (with a receipt required for delivery), when delivered or (b) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (c) if by fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

If to the Borrower, to:     Garden State Nutritionals, Inc.
                            100 Lehigh Drive
                            Fairfield, New Jersey 07004
                            Attn: Edward Frankel
                            Telephone: (201) 575-9200
                            Telecopy:  (201) 575-6782
with a copy to:         Morrison, Cohen, Singer & Weinstein
                        750 Lexington Avenue
                        New York, New York 10022
                        Attn: Stephen A. Cohen, Esq.
                        Telephone: (212) 735-8705
                        Telecopy: (212) 735-8708

If to the Lender, to:   Chemical Bank
                        270 Park Avenue, 43rd Floor New
                        York, New York 10017-2070
                        Attention: Stephen Revis, Vice President
                        Telephone: (212) 270-5910
                        Telecopy:  (212) 270-7481

with a copy to:         Chemical Bank
                        4 Campus Drive
                        Parsippany, New Jersey 07054
                        Attention: Kathleen Addison, Vice President
                        Telephone: (201) 734-1054
                        Telecopy:  (201) 734-1121


Any party and any holder of the Note from time to time may change its address for notices by notice to the Lender and the Borrower in the manner provided in this subsection.

         10.3.   NO WAIVER; CUMULATIVE REMEDIES.
                 ------------------------------

                 (a) No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

                 (b) No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

                 (c) The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.4.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
                 ------------------------------------------

                 All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

         10.5.   Payment of Expenses and Taxes.
                 -----------------------------
         The Borrower agrees:

                 (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Note and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender,

                 (b) to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the other Loan Documents and any such other documents, including, without limitation, fees and disbursements of counsel to the Lender,

                 (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, the other Loan Documents and any such other documents, and

                 (d) to pay, indemnify, and hold the Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Note, the other Loan Documents and any other documents contemplated by or referred to herein or therein or any action taken or omitted to be taken by the Lender with respect to any of the foregoing

(all the foregoing, collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from:

                 (1) the gross negligence or willful misconduct of the Lender, or

                 (2) legal proceedings commenced against the Lender by any holder of any securities of the Lender or any creditor of the Lender arising out of and based solely upon rights afforded any such holder of securities or such creditor in its capacity as such.

The agreements in this subsection shall survive repayment of the Note and all other amounts payable hereunder.

         10.6.   SUCCESSORS AND ASSIGNS.
                 ----------------------

         This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Lender.

         10.7.   ADJUSTMENTS; SET-OFF.
                 --------------------

        In addition to any rights and remedies of the Lender provided by law, Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Note (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Lender agrees promptly to notify the Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         10.8.   COUNTERPARTS.
                 ------------
         This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

         10.9.   SEVERABILITY.
                 ------------

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.10.  INTEGRATION.
                 -----------

         This Agreement represents the entire agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         10.11.  GOVERNING LAW.
                 -------------

         This Agreement and the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

         10.12.  SUBMISSION TO JURISDICTION; WAIVERS.
                 -----------------------------------

The Borrower hereby irrevocably and unconditionally:

                (a) submits for itself and its property in any legal action or proceeding relating to or arising out of this Agreement and the other Loan Documents to which it is a party, or the conduct of any party with respect thereto, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the District of New York, and appellate courts from any thereof;

                (b) consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 9.2 or at such other address2 of which the Lender shall have been notified pursuant thereto;

                (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

         10.13.  ACKNOWLEDGMENTS.
                 ---------------

         The Borrower hereby acknowledges that:

                (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Note and the other Loan Documents;

                (b) the Lender has no fiduciary relationship to the Borrower, and the relationship between Lender, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor; and

                (c) no joint venture exists between the Borrower and the Lender.

         10.14.  WAIVERS OF JURY TRIAL.
                 ---------------------

         THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above-written.

ATTEST:                                    GARDEN STATE NUTRITIONALS, INC.
                                           a New Jersey corporation


/s/ Keith Frankel                          By: /s/ Edward Frankel
- ---------------------------                   -----------------------------
Keith Frankel                              Name: Edward Frankel
Secretary                                  Title: President

                                           CHEMICAL BANK



                                           By: /s/ Stephen W. Revis
                                              ------------------------------
                                           Name: Stephen W. Revis
                                           Title: V. P.

                                SCHEDULE 3.14-1
                             FILINGS AND RECORDINGS
                             ----------------------


1.       UCC-1 Filing
         Secretary of State of New Jersey
         dated September 28, 1995
         with Chemical Bank as secured party

2.       UCC-1 Filing
         County of Essex, New Jersey
         dated September 28, 1995
         with Chemical Bank as secured party

                               SCHEDULE 3.14-1-2
                            EXISTING PERMITTED LIENS
                            ------------------------



1.       #1483172
         Filing:          New Jersey Secretary of State
         Secured Party:   Chemical Bank New Jersey, N.A.
         Date:            November 16,1992
         Property:        Fixtures on real property known as
                          21-25 Dwight Place, Fairfield, N.J.


2.       #1468873
         Filing:          New Jersey Secretary of State
         Secured Party:   Capsugel, Division of Warner Lambert Co.
         Date:            August 17, 1992
         Property:        Semi-automatic Capsule Filling Machine


3.       #71588
         Filing:          Essex County
         Secured Party:   Chemical Bank New Jersey, N.A.
         Date:            November 16, 1992
         Property:        Fixtures on real property known as
                          21-25 Dwight Place, Fairfield, N.J.

                                  SCHEDULE 6.1
                                  INDEBTEDNESS
                                  ------------


         1) With respect to the lease of miscellaneous office equipment which is not material to the financial results of the Company.

         2)      Autos leased by the Company for its Employees.

         3) Mortgage Loan held by Chemical Bank on the premises located at 21 Dwight Place, Fairfield, NJ.

         4)      Indebtedness outstanding to former stockholders.

         5) Other indebtedness incurred in the ordinary course of business.

                                  SCHEDULE 6.3
                             CONTINGENT OBLIGATIONS
                             ----------------------


         1)      Letters of Credit issued in the normal course of business.

         2) Guarantees required with respect to the purchase and/or lease of a new facility or the purchase of equipment needed for the new facility.

         3)      Consulting agreements with former shareholders.